Exhibit 10.01
SUMMARY OF TERMS AND CONDITIONS
Valero GP Holdings, LLC
$20,000,000 3-YEAR SENIOR UNSECURED REVOLVING CREDIT FACILITY
June 2006
I. AMOUNT AND TERMS OF SENIOR UNSECURED REVOLVING CREDIT FACILITY.

Revolving Credit Facility:	A revolving credit facility (the “3-Year Facility”).

Aggregate Amount:	Up to $20,000,000.

Borrower:	Valero GP Holdings, LLC, a Delaware limited liability company (the “Borrower”).

Co-Lead Arrangers and Joint Bookrunners:	J.P. Morgan Securities Inc. (“JPMSI”) and SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc. (“SunTrust Capital” and, together with JPMSI, the “Co-Arrangers”).

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMorgan”).

Syndication Agent:	SunTrust Bank.

Lenders:	JPMorgan and SunTrust Bank.

Effective Date:	The date on which the conditions precedent to the initial extension of credit under the 3-Year Facility are satisfied.

Termination Date:	The third anniversary of the Effective Date.

Maturity:	All Loans outstanding under the 3-Year Facility will mature on the Termination Date.

Type of Loans:	The full amount of the 3-Year Facility will be made available to the Borrower in the form of revolving credit loans (“Loans”) for working capital and general partnership purposes.

Letters of Credit:	A portion of the 3-Year Facility not in excess of $10,000,000 shall be available for the issuance of letters of credit (the “Letters of Credit”) by JPMorgan (in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) the date that is five Business Days prior to the Termination Date.

Each Lender shall purchase a ratable undivided participating interest in any Letter of Credit and shall fund its portion of each drawing under such Letter of Credit on the date of such drawing. The payment of a drawing under any Letter of Credit shall be deemed to be the making of Loans by the Lenders to the Borrower.

The Borrower shall pay a letter of credit commission to JPMorgan for the account of the Lenders (including JPMorgan), on the drawable amount of each Letter of Credit at a rate per annum equal to the Applicable Margin for Eurodollar Loans under the 3-Year Facility. The Borrower shall pay a separate letter of credit commission to the Issuing Lender, for its own account, on the drawable amount of each Letter of Credit in an amount equal to 1/8 of 1% per annum. Such letter of credit commissions shall be payable quarterly in arrears and on the Termination Date.

II. GENERAL PROVISIONS

Interest Rate Options:		The Borrower may elect that all or a portion of the Loans bear interest at a rate per annum equal to either:

	(a)	The higher of (i) the rate from time to time publicly announced by JPMorgan in New York City as its prime rate and (ii) the federal funds effective rate from time to time plus 1/2 of 1% (such higher rate, the “Alternate Base Rate”) (this rate is not intended to be the lowest rate charged by JPMorgan to its borrowers) plus the Applicable Margin (as defined below); or

	(b)	The rate (grossed-up for reserve requirements) equal to the average of the offered quotations appearing on Page 3750 of the Dow Jones Market Service as of approximately 11:00 a.m., London time, on the day two business days prior to the first day of such interest period for dollar deposits having a term comparable to such interest period and in an amount comparable to the principal amount of the eurodollar loan to which such interest period relates (“Eurodollar Rate”) plus the Applicable Margin (as defined below). Interest periods of 1, 2, 3, and 6 months shall be available.

Applicable Margin:		The Applicable Margin with respect to Loans made pursuant to the 3-Year Facility and bearing interest at a rate based on the Alternate Base Rate or the Eurodollar Rate at any time during any quarter shall be the rate per annum as determined by reference to the pricing grid attached hereto as Annex I.

Interest Payment Dates:	In the case of Loans bearing interest based upon the Alternate Base Rate, quarterly in arrears.

In the case of Loans bearing interest based upon the Eurodollar Rate, on the last day of each relevant interest period and, in the case of any interest period longer than three months, also on each successive date three months after the first day of such interest period.

Overdue Rate:	Overdue principal, interest, fees and other amounts owing will bear interest at 2% over the rate otherwise applicable thereto.

Reserve Requirements Yield Protection:	The rate quoted as the Eurodollar Rate will be grossed-up for the maximum reserve requirements prescribed for eurocurrency liabilities. In addition, the financing agreements will contain customary provisions relating to (a) increased costs, capital adequacy protection, withholding and other taxes and illegality and (b) indemnification of the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan on a day other than the last day of an interest period with respect thereto.

Facility Fees:	The Borrower shall pay a facility fee based on each Lender’s allocated commitment irrespective of usage at the applicable rate per annum for the 3-Year Facility as determined by reference to the pricing grid attached hereto as Annex I. The facility fees shall be payable quarterly in arrears commencing with the Effective Date.

Utilization Fees:	The Borrower shall pay a utilization fee payable on each Lender’s credit exposure whenever usage under the 3-Year Facility exceeds 50%, at the applicable rate per annum for the 3-Year Facility as determined by reference to the pricing grid attached hereto as Annex I. The utilization fees shall be payable quarterly in arrears.

Rate and Fee Basis:	Interest on Alternate Base Rate Loans (to the extent based on the prime rate) shall be calculated on the basis of a year of 365 or 366 days, as the case may be, for actual days elapsed. All other interest and fees shall be calculated on the basis of a year of 360 days for actual days elapsed.

Optional Reduction Of Revolving Credit Commitments:	Upon not less than 3 Business Days’ notice, without premium or penalty, in minimum amounts of $1,000,000 and to be accompanied by prepayment of Loans (together with break funding costs, if any) in excess of the 3-Year Facility commitments as reduced. Any such optional reductions shall permanently reduce the 3-Year Facility commitments.

Optional Prepayments:	Without premium or penalty, in minimum amounts to be determined and together with break funding costs if other than on the last day of an interest period in the case of Loans bearing interest based upon the Eurodollar Rate.

Documentation:	The definitive documentation (the “Documentation”) will be subject to (a) negotiation between the Administrative Agent, the Co-Arrangers and the Borrower and (b) the approval of the Lenders.

Commitment Termination:	The commitments of the Lenders shall terminate if the Documentation, satisfactory to the Co-Arrangers, the Administrative Agent and its counsel, shall not have been negotiated, executed and delivered on or prior to July 31, 2006.

Certain Conditions:	The obligations of the Lenders to make the initial extensions of credit under the 3-Year Facility will be conditioned upon satisfaction of conditions precedent customary for financings of this type, including, without limitation, the following:

(a) The Borrower shall have executed and delivered the Documentation to which it is intended to be a party, each satisfactory in form and substance to the Lenders.

(b) The Lenders shall have received the audited consolidated financial statements of Valero L.P., a Delaware limited partnership (the “MLP”), for the year ending 2005 and the Borrower’s registration statement on Form S-1, as amended. Such financial statements shall be prepared in accordance with GAAP and fairly present the financial condition of the MLP and its consolidated subsidiaries or the Borrower and its consolidated subsidiaries, as applicable.

(c) The Lenders shall have received the unaudited consolidated financial statements of the MLP for the fiscal quarter ended March 31, 2006. Such financial statements shall be prepared in accordance with GAAP and fairly present the financial condition of the MLP and its consolidated subsidiaries or the Borrower and its consolidated subsidiaries, as applicable.

(d) The Lenders shall have received satisfactory legal opinions from counsel to the Borrower.

(e) The Administrative Agent and the Lenders shall have received all fees and expenses required to be paid or delivered on or before the Effective Date.

(f) The Lenders shall have received satisfactory evidence of any necessary shareholder, corporate, limited liability company, and partnership approvals and as to authority, enforceability and compliance with law.

(g) The Lenders shall have received a certificate of the Borrower certifying as to the matters described in (a) and (b) of “Conditions to all Loans” below.

(h) The Lenders shall have received a copy of the Borrower’s limited liability company agreement and the MLP’s partnership agreement (in each case, together with any and all amendments thereto) certified by an officer of the Borrower or the MLP, respectively, to be complete and in full force and effect.

(i) The Lenders shall have received such other corporate documents and other instruments as are customary for transactions of this type or as they may reasonably request.

(j) The Borrower’s initial public offering shall have been closed.

Conditions to all Loans:	The making of each extension of credit will be conditioned upon (a) all representations and warranties in the credit documentation (including without limitation, the no material adverse change and litigation representations) being true and correct and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

Representations and Warranties:	Customary for financings of this type (including customary materiality qualifications) and substantially similar to the representations and warranties contained in the 5-Year Revolving Credit Agreement dated as of December 20, 2004 among Valero Logistics Operations, L.P., the MLP, JPMorgan, as administrative agent, and the other agents and lenders party thereto (as heretofore amended, the “Valero Logistics Credit Facility”), including, without limitation, financial condition, material adverse changes, existence, compliance with law, partnership power and authorization, enforceable obligations, no legal bar, no material litigation, no defaults, ownership of property, liens, intellectual property, no burdensome restrictions, taxes, ERISA, Investment Company Act and other regulations, subsidiaries, environmental matters, accuracy and completeness of information and partnership and related agreements.

Affirmative Covenants:	Customary for financings of this type (including customary materiality qualifications) and substantially similar to the Valero Logistics Credit Facility, including, without limitation, delivery of annual and quarterly financial statements of the MLP, the Borrower and its subsidiaries, reports, accountants’ letters, officers’ certificates, compliance certificates and other information requested by the Lenders; notices of defaults, litigation and material events; payment of taxes and other obligations; continuation of business and maintenance of existence, rights and privileges; compliance with contractual obligations and laws; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; use of proceeds; and environmental compliance and environmental indemnity.

Financial Covenants:	Financial covenants shall include:

(a) Total Debt to EBITDA Ratio of the MLP and its subsidiaries as of the last day of each fiscal quarter (each, a “Calculation Date”), calculated using Total Debt as of such Calculation Date and EBITDA for the four most recent fiscal quarters (each, a “Rolling Period”), shall not exceed 4.75 to 1.0; provided that if the MLP or its subsidiaries have consummated an acquisition for aggregate net consideration of at least $100,000,000, then for the two Rolling Periods the last day of which immediately follow the date on which such acquisition is consummated, the numerator of such ratio shall be increased by 0.5; thereafter, compliance shall be determined by reverting back to a ratio of 4.75 to 1.0.

The definition of EBITDA for purposes of calculating the financial covenant shall be the same definition used in the Valero Logistics Credit Facility.

(b) As of the last day of each fiscal quarter, the Borrower shall have received an aggregate cash distribution in respect of its indirect interests in the MLP of not less than $25,000,000 during the Rolling Period ending on such day.

Negative Covenants:	Customary for financings of this type (including customary materiality qualifications), including, but not limited to, limitations on: (a) debt; (b) liens (other than permitted liens); (c) fundamental changes (including sales of subsidiaries and substantial assets); (d) mergers and acquisitions; (e) liquidations; (f) transactions with affiliates; (g) changes in business conducted; (h) creation of subsidiaries; (i) restrictions affecting subsidiaries’ ability to make transfers, dividends and loans; (j) hedging transactions; (k) investments and loans; and (l) distributions on, or purchases or redemptions of, the capital stock of the Borrower (other than distributions, so long as no default exists, to allow the Borrower to make cash distributions in accordance with its limited liability company agreement).

Events of Default:	Customary for financings of this type and substantially similar to (including with respect to cure periods) the Valero Logistics Credit Facility, including, without limitation, nonpayment of principal, interest, fees or other amounts (subject to a five Business Day cure period for failure to pay amounts other than principal and reimbursement obligations), violation of covenants (with cure periods as to certain covenants), inaccuracy of representations and warranties, cross-default to indebtedness of the Borrower and its subsidiaries (including the MLP) and joint ventures subject to an aggregate minimum threshold to be agreed upon, bankruptcy, insolvency, judgments resulting in a liability not covered by insurance of a minimum threshold to be agreed upon, ERISA event, environmental liability not covered by insurance or discharged in excess of a minimum threshold to be agreed upon, and Change of Control (as “Change of Control” is defined below).

Change of Control:	(a) 100% (and not less than 100%) of the issued and outstanding equity interest of the general partner(s) of the MLP shall cease to be owned, directly or indirectly, or the MLP shall cease to be Controlled, by the Borrower; or

(b) the occurrence of any transaction that results in any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than Valero Energy Corporation, a Delaware corporation, or an entity that has issued unsecured senior debt that has an investment grade rating by at least S&P and Moody’s, becoming the beneficial owner, directly or indirectly, of more than 50% of the equity interests in the Borrower.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

Assignments & Participations:	The Lenders may at any time grant participations in, or, with the consent of the Borrower (so long as no default exists), the Administrative Agent and the Issuing Lender (in each case not to be unreasonably withheld), sell, assign or otherwise transfer loans, commitments and other rights and duties to one or more other financial institutions in a minimum amount of $1,000,000. Participations shall be without restrictions, and participants will have the same benefits as the Lenders with respect to yield protection and increased cost provisions.

Governing Law:	The 3-Year Facility will be subject to the laws of the State of New York with the Borrower submitting to the non-exclusive jurisdiction of the courts of New York. Waiver of trial by jury.

Expense and Indemnification:	At closing of the 3-Year Facility, the Borrower will pay all reasonable out-of-pocket expense of the Co-Arrangers and the Administrative Agent incurred in the preparation, documentation, and syndication, of the 3-Year Facility and all reasonable out-of-pocket expense of the Lenders in connection with the administration and enforcement of their rights under and pursuant to the 3-Year Facility. Should the 3-Year Facility not close, the Borrower will pay all reasonable legal fees incurred by the Administrative Agent and the Co-Arrangers in connection with the preparation, documentation, and syndication of the 3-Year Facility.

The Borrower will indemnify, pay and hold harmless the Administrative Agent and the Lenders (and their respective directors, officers, employees and agents) against any loss, liability, cost or expense incurred in respect of, relating to or in connection with the financing contemplated hereby or the use or the proposed use of proceeds thereof, except any such liability arising out the gross negligence or willful misconduct of the indemnified party.

Required Lenders:	Lenders holding more than 50% of the commitments under the 3-Year Facility.

Administrative Administrative Agent’s Counsel:	Vinson & Elkins L.L.P.

Annex I
Pricing Grid
The 3-Year Facility
Margins and Fees are expressed as basis points

		Euro-Dollar Rate	All-in Draw	Utilization Fee	All-in Drawn
Rating	Facility Fee	Margin	<50% usage	≥ 50% usage	≥ 50% usage
>BBB/Baa2	8.00	27.00	35.00	10.00	45.00
BBB/Baa2	10.00	40.00	50.00	10.00	60.00
BBB-/Baa3	12.50	50.00	62.50	10.00	72.50
BB+/Ba1	17.50	57.50	75.00	10.00	85.00
<BB+/Ba1	20.00	70.00	90.00	10.00	100.00
The Margin applicable to the Alternate Base Rate will be zero.
The applicable ratings level will correspond to the ratings issued from time to time by Moody’s and S&P on the Borrower’s senior, unsecured, non-credit enhanced debt, or if the Borrower is unrated by either of Moody’s or S&P, then the applicable ratings level will correspond to the ratings issued from time to time by Moody’s and S&P on the on the senior, unsecured, non-credit enhanced debt of Valero Logistics Operations, L.P.
In the event such ratings are split, (a) so long as either or both such ratings are investment grade or better, the applicable ratings level will be the ratings level corresponding to the higher of the two ratings and to the extent that there is a rating differential of more than one level, the applicable ratings level shall be set at one level lower than the ratings level corresponding to the higher rating and (b) if and so long as both such ratings are below investment grade, the applicable ratings level will be the ratings level corresponding to the lower of the two ratings and to the extent that there is a rating differential of more than one level, the applicable ratings level shall be set at one level higher than the ratings level corresponding to the lower rating. To the extent that neither the Borrower nor Valero Logistics Operations, L.P. has senior, unsecured, non-credit enhanced debt, the pricing will be determined in accordance with the ratings level set forth above for <BB+/Ba1.